Exhibit 16.1

23 March 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 16F of WPP plc's Form 20-F dated 23 March 2023, and have the following comments:

1.We agree with the statements made in the first, third and fourth paragraphs.
2.We have no basis on which to agree or disagree with the statements made in the second and fifth paragraphs.

/s/ Deloitte LLP
London, United Kingdom
23 March 2023